AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


         THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this ____ day of _________________, 1997, between Spintek Gaming Technologies, Inc., a California corporation ("Old Spintek") and Spintek Gaming Technologies, Inc., a Nevada corporation ("New Spintek").

         WHEREAS, the Boards of Directors of Old Spintek and New Spintek have resolved that Old Spintek be merged pursuant to the Nevada Revised Statutes and the California Corporations Code into a single corporation existing under the laws of the State of Nevada, to wit, New Spintek, which shall be the surviving corporation ("Surviving Corporation") in a transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code; and

         WHEREAS, the authorized capital stock of Old Spintek consists of One Hundred Million (100,000,000) shares of common stock with a par value of $.002 per share (hereinafter referred to as "Old Spintek Common Stock"), of which 17,187,232 shares are issued and outstanding, and One Hundred Thousand (100,000) shares of preferred stock (hereinafter referred to as "Old Spintek Preferred Stock"), of which 8,741 shares are issued and outstanding; and

         WHEREAS, the authorized capital stock of New Spintek consists of One Hundred Million (100,000,000) shares of common stock with a par value of $.002 per share (hereinafter referred to as "New Spintek Common Stock"), 100 shares of which are issued and outstanding, and One Hundred Thousand (100,000) shares of preferred stock (hereinafter referred to as "New Spintek Preferred Stock"), of which no shares are issued and outstanding; and

         WHEREAS, the respective Boards of Directors of Old Spintek and New Spintek have approved the merger upon the terms and conditions hereinafter set forth and have approved this Agreement;

         NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions, and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                     MERGER

         1.1 THE MERGER. In accordance with the Nevada Revised Statutes and the California Corporations Code, Old Spintek shall be, at the Effective Date (as hereinafter defined), merged (hereinafter called "Merger") into a single corporation existing under the laws of the State of Nevada, to wit, New Spintek, which shall be the Surviving Corporation.

         1.2 OLD SPINTEK STOCKHOLDERS' MEETING. Old Spintek shall call a meeting of its stockholders to be held in accordance with the California Corporations Code at the earliest practicable date, upon due notice thereof to its stockholders to consider and vote upon, among other matters, adoption of this Agreement.

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         1.3 ACTION BY OLD SPINTEK AS SOLE  STOCKHOLDER  OF NEW  SPINTEK.  On or
before ________________, Old Spintek, as the sole stockholder of New Spintek, shall adopt this Agreement in accordance with the Nevada Revised Statutes.

         1.4 FILING OF CERTIFICATE OF MERGER; EFFECTIVE DATE. If this Agreement is adopted by the stockholders of Old Spintek in accordance with the California Corporations Code, adopted by Old Spintek as the sole stockholder of New Spintek in accordance with the Nevada Revised Statutes, and this Agreement is not thereafter, and has not theretofore been, terminated or abandoned as permitted by the provisions hereof, then a Certificate of Merger shall be filed and recorded in accordance with the Nevada Revised Statutes and Articles of Merger shall be filed in accordance with the California Corporations Code. The Merger shall become effective on the date both of the above filings are completed ("Effective Date").

         1.5 CERTAIN EFFECTS OF MERGER. On the Effective Date, the separate existence of Old Spintek shall cease, and Old Spintek shall be merged into New Spintek which, as the Surviving Corporation, shall succeed Old Spintek, without other transfer, to all the rights and property of Old Spintek and shall be subject to all the debts, obligations and liabilities of Old Spintek in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of Old Spintek and New Spintek shall be preserved unimpaired.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         2.1  NAME  OF  SURVIVING   CORPORATION.   The  name  of  the  Surviving
Corporation   from  and  after  the  Effective  Date  shall  be  Spintek  Gaming
Technologies, Inc.

         2.2 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of New Spintek, as in effect on the date hereof, shall from and after the Effective Date be, and continue to be, the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided by law.

         2.3 BYLAWS. The Bylaws of New Spintek, as in effect immediately before the Effective Date, shall from and after the Effective Date be, and continue to be, the Bylaws of the Surviving Corporation until amended as provided therein.

         2.4 DIRECTORS AND OFFICERS. The Directors and officers of Old Spintek on the Effective Date shall be and become Directors and officers, holding the same titles and positions, of New Spintek on the Effective Date, and after the Effective Date shall serve in accordance with the Bylaws of New Spintek.

         2.5 FURTHER ASSURANCES. The officers and Directors of Old Spintek shall execute and deliver such deeds and other instruments, and there shall be taken or cause to be taken by them such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in New Spintek the title to and possession of all the property interests, assets, rights, privileges, immunities, powers, franchises and authority of Old Spintek, and otherwise


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to carry out the  purposes  and intent of this  Agreement,  and the officers and
Directors of New Spintek are fully authorized in the name and on behalf of Old Spintek or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

                                   ARTICLE III

                       STATUS AND CONVERSION OF SECURITIES

         3.1 OLD SPINTEK COMMON STOCK. Each share of Old Spintek Common Stock which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted at the Effective Date into one fully paid share of New Spintek Common Stock, and outstanding certificates representing shares of Old Spintek Common Stock shall thereafter represent shares of New Spintek Common Stock.

         3.2 OLD SPINTEK PREFERRED STOCK. Each share of Old Spintek Preferred Stock which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Date into one fully paid share of New Spintek Preferred Stock, and outstanding certificates representing shares of Old Spintek Preferred Stock shall thereafter represent shares of New Spintek Preferred Stock.

         3.3 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Old Spintek shall be deemed for all purposes to evidence ownership of and to represent shares of New Spintek and to which the shares of Old Spintek represented by such certificates have been converted as herein provided. The registered owner on the books and records of Old Spintek or its transfer agent of any such outstanding stock certificate shall have and shall be entitled, until such certificate shall have been surrendered for transfer or otherwise accounted for to New Spintek or its transfer agent, to exercise any voting or other rights with respect to and receive any dividend or other distributions upon the shares of New Spintek evidenced by such outstanding certificate as provided above.

         3.4 OPTIONS AND WARRANTS. Each option or warrant to purchase shares of Old Spintek Common Stock granted by Old Spintek which is outstanding on the Effective Date shall, by virtue of the Merger and without any action on the part of the holder, be converted into and become an option or warrant to purchase the same number of shares of New Spintek Common Stock at the same option or warrant price per share, and upon the same terms and subject to the same conditions as set forth in the Old Spintek option plan or warrant agreements under which such options or warrants were granted, as in effect on the Effective Date. As of the Effective Date, the Old Spintek stock option plan shall become the New Spintek stock option plan and all obligations of the Old Spintek under the Old Spintek stock option plan shall be assumed by New Spintek including all outstanding options granted pursuant to the stock option plan. Upon approval of this Agreement by stockholders of Old Spintek and New Spintek, the shareholders of Old Spintek and New Spintek shall be deemed to have adopted and approved the assumption of the Old Spintek stock option plan and warrant agreements granted by Old Spintek by New Spintek under the same terms and conditions of Old Spintek's stock option plan and warrant agreements.


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         3.5  OTHER  EMPLOYEE  BENEFIT  PLANS.  Upon  the  Effective  Date,  the
obligations of Old Spintek under or with respect to every plan, trust, program and benefit then in effect or administered by Old Spintek on behalf or for the benefit of the officers and employees of Old Spintek, including plans, trust, programs and benefits administered by Old Spintek in which subsidiaries of Old Spintek, their officers and employees currently are permitted to participate (the "Employee Benefit Plans"), shall become the lawful obligations of New Spintek and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

         3.6 NEW SPINTEK COMMON STOCK HELD BY OLD SPINTEK. All issued and outstanding shares of New Spintek Common Stock held by Old Spintek immediately before the Effective Date shall, by virtue of the Merger and at the Effective Date, cease to exist and certificates representing such shares shall be cancelled.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 ABANDONMENT. This Agreement of Merger may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement of Merger by the shareholders of Old Spintek, if the Board of Directors of Old Spintek or of the Surviving Corporation duly adopt a resolution abandoning this Agreement of Merger.

         4.2 AMENDMENT. Prior to shareholder approval, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of New Spintek and Old Spintek. After shareholder approval, this Agreement may be amended in any manner (except sections 3.1, 3.2, 3.3, and any of the other principal terms that may not be amended without the approval of the shareholders of Old Spintek) as may be determined in the judgment of the respective Boards of Directors of New Spintek and Old Spintek to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or to facilitate the purposes and intent of this Agreement.

         4.3 COUNTERPARTS. For the convenience of the parties hereto and to facilitate the filing of this Agreement of Merger, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.


         IN WITNESS WHEREOF, this Agreement has been executed by Old Spintek and New Spintek all on the date first above written.


                                       SPINTEK GAMING TECHNOLOGIES, INC.,
                                       a California corporation


                                       By: ______________________________
                                           Title:President


                                       By: ______________________________
                                           Title:Secretary




                                       SPINTEK GAMING TECHNOLOGIES, INC.,
                                       a Nevada corporation


                                       By: ______________________________
                                           Title:President


                                       By: ______________________________
                                           Title:Secretary